                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                                Amendment No. 1

                                Cost Plus, Inc.
                      ----------------------------------
                               (Name of Issuer)



                         Common Stock, $.01 par value
                      ----------------------------------
                        (Title of Class of Securities)




                                   221485105
                            ----------------------
                                (CUSIP Number)


                               Page 1 of 12 Pages

--------------------
CUSIP NO.
221485105
--------------------

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Goldman, Sachs & Co.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group

                                                        (a)
                                                            -----
                                                        (b)
                                                            -----
--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or place of Organization

                New York
--------------------------------------------------------------------------------
Number of              5.       Sole Voting Power
Shares
Beneficially                            0
Owned By             -----------------------------------------
Each                   6.       Shared Voting Power
Reporting
Person With                             1,769
                     -----------------------------------------
                       7.       Sole Dispositive Power

                                        0
                     -----------------------------------------
                       8.       Shared Dispositive Power

                                        1,769
                     -----------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

               1,769
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

               0.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

               BD-PN-IA
--------------------------------------------------------------------------------

                               Page 2 of 12 Pages
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--------------------
CUSIP NO.
221485105
--------------------

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          The Goldman Sachs Group, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group

                                                        (a)
                                                            -----
                                                        (b)
                                                            -----
--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or place of Organization

                Delaware
--------------------------------------------------------------
Number of              5.       Sole Voting Power
Shares
Beneficially                            0
Owned By             -----------------------------------------
Each                   6.       Shared Voting Power
Reporting
Person With                             1,037,656
                     -----------------------------------------
                       7.       Sole Dispositive Power

                                        0
                     -----------------------------------------
                       8.       Shared Dispositive Power

                                        1,037,656
                     -----------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

               1,037,656
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)


               12.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

                HC-PN
--------------------------------------------------------------------------------

                               Page 3 of 12 Pages

--------------------
CUSIP NO.
221485105
--------------------

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Goldman Sachs Credit Partners, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group

                                                        (a)
                                                            -----
                                                        (b)
                                                            -----
--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or place of Organization

                Bermuda
--------------------------------------------------------------------------------
Number of              5.       Sole Voting Power
Shares
Beneficially                            0
Owned By             -----------------------------------------
Each                   6.       Shared Voting Power
Reporting
Person With                             1,035,887
                     -----------------------------------------
                       7.       Sole Dispositive Power

                                        0
                     -----------------------------------------
                       8.       Shared Dispositive Power

                                        1,035,887
                     -----------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

               1,035,887
--------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

               12.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

                PN
--------------------------------------------------------------------------------

                               Page 4 of 12 Pages
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--------------------
CUSIP NO.
221485105
--------------------

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Goldman Sachs Global Holdings, L.L.C.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group

                                                        (a)
                                                            -----
                                                        (b)
                                                            -----
--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or place of Organization

                Delaware
--------------------------------------------------------------------------------
Number of              5.       Sole Voting Power
Shares
Beneficially                            0
Owned By             -----------------------------------------
Each                   6.       Shared Voting Power
Reporting
Person With                             1,035,887
                     -----------------------------------------
                       7.       Sole Dispositive Power

                                        0
                     -----------------------------------------
                       8.       Shared Dispositive Power

                                        1,035,887
                     -----------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

               1,035,887
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

               12.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

                PN
--------------------------------------------------------------------------------

                               Page 5 of 12 Pages
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Item 1(a).     Name of Issuer:
               Cost Plus, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:
               201 Clay Street
               Oakland, CA  94607

Item 2(a).     Name of Persons Filing:
               Goldman, Sachs & Co., The Goldman Sachs Group, L.P.,
               Goldman Sachs Credit Partners, L.P. (formerly known as
               Pearl Street, L.P.) and Goldman Sachs Global Holdings, L.L.C. (formerly known as GSEM Partners)

Item 2(b). Address of Principal Business Office or, if None, Residence: for Goldman, Sachs & Co., The Goldman Sachs Group, L.P.
               and Goldman Sachs Global Holdings, L.L.C.:
               85 Broad Street, New York, NY  10004
               for Goldman Sachs Credit Partners, L.P.:
               Conyers, Dill & Pearman, Church Street
               Hamilton HM CX, Bermuda

Item 2(c).     Citizenship:
               Goldman, Sachs & Co. - New York
               The Goldman Sachs Group, L.P. - Delaware
               Goldman Sachs Credit Partners, L.P. - Bermuda
               Goldman Sachs Global Holdings, L.L.C. - Delaware

Item 2(d).     Title and Class of Securities:
               Common Stock, $.01 par value

Item 2(e).     CUSIP Number:
               221485105

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a :

        (a).X Broker or dealer registered under Section 15 of the Act, Goldman, Sachs & Co.

        (b).   Bank as defined in Section 3(a)(6) of the Act,

        (c).   Insurance Company as defined in Section 3(a)(19) of the Act,

        (d). Investment Company registered under Section 8 of the Investment Company Act,

                               Page 6 of 12 Pages

        (e).X Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,
               Goldman, Sachs & Co.

        (f). Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),
        (g).X Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7,
                                      The Goldman Sachs Group, L.P.

        (h).   Group, in accordance with Rule 13d-1(b)(ii)(H).


Item 4.        Ownership.(1) (2)

        (a).   Amount beneficially owned:
               See the response(s) to Item 9 on the attached cover page(s).

        (b).   Percent of Class:
               See the response(s) to Item 11 on the attached cover page(s).

        (c).   Number of shares as to which such person has:

               (i).      Sole power to vote or to direct the vote:
                                See the response(s) to Item 5 on the attached
               cover page(s).

               (ii).     Shared power to vote or to direct the vote:
                                See the response(s) to Item 6 on the attached
               cover page(s).

               (iii).    Sole power to dispose or to direct the disposition of:
                                See the response(s) to Item 7 on the attached
               cover page(s).

               (iv).    Shared power to dispose or to direct the disposition of:
                                See the response(s) to Item 8 on the attached
               cover page(s).

Item 5.        Ownership of Five Percent or Less of a Class.
               Not Applicable


----------
(1) The Goldman Sachs Group, L.P. ("GS Group") and Goldman, Sachs & Co. ("Goldman Sachs") each disclaim beneficial ownership of the Common Stock beneficially owned by (i) managed accounts and (ii) certain investment limited partnerships, of which a subsidiary of GS Group or Goldman Sachs is the general partner or managing general partner, to the extent partnership interests in such partnerships are held by persons other than GS Group, Goldman Sachs or their affiliates.

(2) Includes 1,769 shares of Common stock issuable upon exercise of currently exercisable stock options granted to Goldman, Sachs & Co. by Cost Plus, Inc. according to the 1995 Stock Option Plan.

                               Page 7 of 12 Pages
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Item 6.        Ownership of More than Five Percent on Behalf of Another Person.
                        Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                        See Exhibit (99.2)

Item 8.        Identification and Classification of Members of the Group.
                        Not Applicable

Item 9.        Notice of Dissolution of Group.
                        Not Applicable

Item 10.       Certification.
               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               Page 8 of 12 Pages
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                                   SIGNATURE

 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: November 10, 1997


                                           THE GOLDMAN SACHS GROUP, L.P.

                                           By:   /s/ Roger S. Begelman
                                                 ----------------------------
                                           Name:  Roger S. Begelman
                                           Title:  Attorney-in-fact


                                           GOLDMAN, SACHS & CO.

                                           By:   /s/ Roger S. Begelman
                                                 ----------------------------
                                           Name:  Roger S. Begelman
                                           Title:  Attorney-in-fact


                                           GOLDMAN SACHS CREDIT PARTNERS, L.P.
                                           By:     Goldman Sachs Global Holdings
                                                   L.L.C., its general partner

                                           By:     /s/ Esta E. Stecher
                                                 ----------------------------
                                           Name:  Esta E. Stecher
                                           Title:  Secretary


                                           GOLDMAN SACHS GLOBAL HOLDINGS, L.L.C.

                                           By:     /s/ Esta E. Stecher
                                                 ----------------------------
                                           Name:  Esta E. Stecher
                                           Title:  Secretary

                               Page 9 of 12 Pages
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                               INDEX TO EXHIBITS




Exhibit No.         Exhibit
-----------         -------

     99.1 Joint Filing Agreement, dated November 10, 1997 between The Goldman Sachs Group, L.P., Goldman, Sachs & Co., Goldman Sachs Credit Partners, L.P. and Goldman Sachs Global Holdings, L.L.C.

     99.2           Item 7 Information

                              Page 10 of 12 Pages